Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-180507) of Express Scripts Holding Company of our report dated February 21, 2012 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Medco Health Solutions, Inc. which is incorporated by reference in this Current Report on Form 8-K/A of Express Scripts Holding Company dated April 13, 2012.

/s/ PricewaterhouseCoopers LLP

Florham Park, NJ

April 13, 2012